UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2008

Cyberkinetics Neurotechnology Systems, Inc.
(Exact name of registrant specified in charter)

Delaware	000-50505	13-4287300
(State of	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)

100 Foxborough Blvd., Suite 240
Foxborough, MA 02035
(Address of principal executive offices) (Zip Code)

508-549-9981
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On May 15, 2008, Cyberkinetics Neurotechnology Systems, Inc. (collectively with its subsidiaries, the “Company”) entered into an Asset Purchase Agreement (the “APA”) with I2S Micro Implantable Systems Inc. (“I2S” or “Purchaser”), a Utah corporation located in Salt Lake City, Utah, that, among other things, provided for the sale of certain assets related to the Company’s research products business (the “I2S Transaction”), subject to certain closing conditions. The I2S Transaction subsequently closed on May 19, 2008. Pursuant to the APA, the Company sold certain tangible assets and licensed certain technology related to its Research Business to I2S in exchange for $982,000 (the “Purchase Price”) consisting of: (i) a cash payment of $250,000 due at closing (which payment was received); (ii) a cash payment of $132,000 payable within seven days of closing; and (iii) a promissory note (the “Note”) from I2S in the principal amount of $600,000, which Note is due and payable in a single installment on July 1, 2008, plus the assumption of certain liabilities. The Note bears interest at a rate of 6% per annum, is secured by a security interest in the assets sold to I2S and is guaranteed by certain stakeholders in I2S. The Company retained accounts receivable related to the research products business that were outstanding at the time of the closing in an aggregate amount of approximately $570,000.

Under the terms of the APA, the Company sold the following assets that relate to its research products business: (i) all inventory; (ii) all fixed assets, (iii) all rights in, to and under the Company’s engineering subcontracts with Brown University; and (iv) all rights in, to and under the Company’s Salt Lake City, Utah facility lease. Additionally, the Company granted an exclusive royalty-free, non-sublicensable right and license to manufacture and sell research products including neural recording arrays, array insertion devices and data acquisition systems to neuroscience preclinical researchers for use in connection with non-human research products and services. The Company retained ownership of all intellectual property and regulatory approvals related to the clinical application of its neural interface technology including the BrainGate and NeuroPort programs. The Purchaser has offered employment to each of the eighteen Company employees who were terminated as a result of the I2S Transaction and assumed certain liabilities related to the research products business that were outstanding at the time of closing. The Company and the Purchaser have agreed to enter into a manufacturing agreement within thirty (30) days of the closing, which will allow the Company to purchase clinical neural interface devices for a period of three years. The Company and the Purchaser have also agreed to enter into a distribution agreement within thirty (30) days of the closing pursuant to which the Purchaser will be allowed to distribute the Company’s NeuroPort products.

In order to obtain a release from General Electric Capital Corporation (“GECC”) of its security interest in certain assets being sold and to obtain GECC’s consent to the I2S Transaction, on May 15, 2008, the Company also entered into an agreement with GECC (the “GE Agreement”). Pursuant to the GE Agreement, the Company purchased certain equipment leased under that certain Master Lease Agreement between Cyberkinetics, Inc. and GECC (the “Lease Agreement”), the Company granted a security interest in its intellectual property to GECC, GECC released it security interest in such equipment and GECC consented to the I2S Transaction in exchange for: (i) a cash payment of $202,263 plus sales tax payable at the time of closing of the I2S Transaction to fully satisfy all amounts due under the Lease Agreement; (ii) a cash payment of $152,588 due on June 1, 2008, representing the monthly payment due under the Company’s loan agreement with GECC (the “Loan Agreement”); and (iii) a cash payment of $600,000 payable upon the Company’s receipt of the proceeds from the Note due on July 1, 2008, of which $457,764 will be retained by GECC as payment of the monthly loan payment due on July 1, 2008 and prepayment of the monthly payments otherwise due on August 1, 2008 and September 1, 2008 under the Loan Agreement. The remaining $142,236 of proceeds from the Note will be returned to the Company provided it is not in default under the GE Agreement or the Loan Agreement.

The press release announcing the I2S Transaction is attached hereto as Exhibit 99.1. The Company intends to file each of the APA and the GE Agreement as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2008.

ITEM 2.01 Completion of Acquisition or Disposition of Assets

Cyberkinetics Neurotechnology Systems, Inc. disposed of certain assets related to its research products business pursuant to an Asset Purchase Agreement with I2S Micro Implantable Systems Inc. as more fully discussed in Item 1.01.

ITEM 9.01 Financial Statements and Exhibits

(c)   Exhibits:

99.1 Press release of the Company dated May 21, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberkinetics Neurotechnology Systems, Inc.

By:	/s/ Timothy R. Surgenor
Name:	Timothy R. Surgenor
Title:	President and Chief Executive Officer

Dated: May 21, 2008